EXHIBIT 8.1

December 18, 2020

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Combination of Liberty Broadband Corporation and GCI Liberty, Inc.

Ladies and Gentlemen:

We have acted as counsel to the special committee of Liberty Broadband Corporation, a Delaware corporation (“LBRD”), in connection with the Agreement and Plan of Merger dated as of August 6, 2020 (including the exhibits, schedules and ancillary agreements thereto, the “Merger Agreement”), by and among LBRD, GCI Liberty, Inc., a Delaware corporation (“GLIB”), Grizzly Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of LBRD (“Merger LLC”), and Grizzly Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Grizzly Merger Sub 1, LLC (“Merger Sub”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, (i) Merger Sub will be merged with and into GLIB, with GLIB surviving (the “First Merger”) and (ii) immediately following the First Merger, GLIB will be merged with and into Merger LLC, with Merger LLC surviving (the “Upstream Merger,” and together with the First Merger, the “Combination”). This opinion is being delivered pursuant to Section 6.2(e) of the Merger Agreement and in connection with the registration statement on Form S-4 filed by LBRD with the U.S. Securities and Exchange Commission on September 17, 2020 (File No. 333-248854), together with the joint proxy statement/prospectus contained therein and the annexes and exhibits thereto, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meaning specified in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, warranties and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of LBRD and GLIB delivered to us for purposes of this opinion dated as of the date hereof (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Liberty Broadband Corporation	2	December 18, 2020

In rendering such opinion, we have assumed, with your permission, that:

(i)            the Combination and all related transactions will be effected in accordance with the Merger Agreement (including the ancillary agreements thereto), and that none of the terms and conditions contained therein will have been waived or modified in any material respect,

(ii)           the statements concerning the Combination set forth in the Merger Agreement and the Registration Statement were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Upstream Effective Time,

(iii)          the representations made by LBRD and GLIB in their respective Representation Letters were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Upstream Effective Time,

(iv)          any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of LBRD or GLIB, or similarly qualified, were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Upstream Effective Time, in each case without such qualification, and

(v)           the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement (except to the extent such covenants have been waived in writing prior to the date hereof) and the Representation Letters.

Our opinion assumes and is expressly conditioned upon the initial and continuing accuracy and completeness in all material respects of the items, and the facts, information, representations, warranties and covenants set forth in the documents, listed above.

Our opinion is based upon the Code, applicable Treasury Regulations, and administrative and judicial authorities thereunder all as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. A change in the authorities or the facts, assumptions and other information upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service will not take a position contrary to that which is stated in this opinion. We express our opinion herein only as to those matters specifically set forth below and no opinion should be inferred as to the tax consequences of the Combination under any state, local or foreign law, or with respect to other areas of United States federal taxation.

Liberty Broadband Corporation	3	December 18, 2020

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to such time or the effect of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We assume no responsibility to inform LBRD, GLIB, Merger Sub or Merger LLC of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Combination” and “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP